CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

                                       OF

                         MIDCOAST ENERGY RESOURCES, INC.


Midcoast Energy Resources, Inc., a Nevada corporation (the Company), does hereby certify:

ARTICLE ONE

That the resolutions, which set forth the proposed amendments to the Companys Articles of Incorporation, as amended, declared the amendments advisable and in the best interest of the Company and called for the approval and adoption of the amendments by the Company's stockholders, was discussed and duly adopted by all the members of the Company's Board of Directors at a meeting of the Board of Directors held on February 16, 1998. The resolutions setting forth the proposed amendments to the Articles set forth below: (i) increase the authorized number of shares of common stock, par value $.01 pershare of the Company from Ten Million shares to Twenty-Five Million shares and (ii) authorize Five Million shares of preferred stock, par value $.001 per share. The resolutions are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Incorporation of the Company be amended by deleting the text of the Fourth Article in its entirety and replacing it with the following:

The authorized capital of this Corporation shall consist of (i) Twenty-Five Million (25,000,000) shares of common stock, par value $.01 per share (Common Stock) and (ii) Five Million (5,000,000) shares of preferred stock, par value $.001 per share (Preferred Stock).

The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and Preferred Stock are as follows:

1.	Provisions Relating to the Common Stock

(a)	Each share of Common Stock of the Corporation shall have identical rights and privileges in every aspect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.


(b)	Subject to the prior rights and preferences, if any, applicable to shares of any Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time from time to time out of any funds of the Corporation legally available therefor.

(c)	Subject to the prior rights and preferences, if any, applicable to shares of any Preferred Stock or any series thereof, in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange,or conveyance of all or a part of the assets of the Corporation.


2.	Provisions Relating to the Preferred Stock


(a)	Preferred Stock.  The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the board of directors. The relative rights and preferences of the Preferred
Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the board of directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof (a Directors Resolution). The board of director is hereby authorized to fix and determine the powers, designations, preferences, and relative, participating, optional or other rights, including, without limitation, voting powers, full or limited, preferential rights to receive dividends or assets upon liquidation, rights of conversion or exchange into Common Stock, Preferred Stock of any series or other securities, any right of the Corporation to exchange or convert shares into Common Stock, Preferred Stock of any series or other securities, or redemption provision or sinking fund provisions, as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions thereof, if any, all as shall be stated in a Directors Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or or be without voting powers, all as shall be stated in a Directors Resolution. Except where otherwise set forth in the Directors Resolution providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors.
The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

(b)	Reacquired Shares of Preferred Stock.  Shares of any series of any
Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise), purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes or any evidences of indebtedness shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the Directors Resolution providing for the issuance of any series of Preferred Stock and to any filing required by law.

(c)	Increase in Authorized Preferred Stock.  The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class.

3.	General

(a)	Subject to the foregoing provisions of these Articles of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

(b)	The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporations capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.


(c)	No stockholder of this Corporation shall have, by reason of his holding shares of any class of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares (including treasury shares) of any class of this Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, whether or not the issuance of any such shares, or such notes, debentures, bonds, or other securities would adversely affect the dividend or voting rights of such stockholder.

(d)	Cumulative voting by any stockholder is hereby expressly denied.

and that the amendments are hereby approved, ratified and confirmed; and the Proper Officers of the Company are hereby severally authorized and directed to solicit the stockholders for the purpose of securing the approval of the amendments to the Company?s Articles of Incorporation; and

RESOLVED, FURTHER, that the Proper Officers of the Company are hereby severally authorized and directed to execute, verify and file a Certificate of Amendment, amending the Articles of Incorporation to increase the number of authorized shares of Common Stock from Ten Million (10,000,000) to Twenty-Five Million (25,000,000) and to authorize Five Million (5,000,000) shares of Preferred Stock, with the Secretary of State of Nevada upon obtaining the requisite stockholder approval.

	ARTICLE TWO

That thereafter, pursuant to a duly adopted resolution of the Board of Directors, the Company submitted the amendments to the Companys stockholders at the annual stockholders meeting and the holders holding shares entitling them to exercise at least a majority of the voting power voted in favor of the foregoing amendments.

IN WITNESS WHEREOF, the undersigned, being the duly elected officers of the Corporation, hereby declare and certify that the facts herein stated are true and accordingly execute this instrument as of this 15th day of May, 1998.


 /s/ Dan C. Tutcher
	Dan C. Tutcher,
	President


 /s/ Duane S. Herbst
	Duane S. Herbst,
	Secretary

THE STATE OF TEXAS

COUNTY OF HARRIS


Before me, the undersigned authority, on this day personally appeared Dan C. Tutcher, President of Midcoast Energy Resources, Inc., a Nevada corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said Corporation.

Given under my hand and seal of office this 13th day of May, 1998.



/s/ Donna J. Haddock
	Notary Public, the State of Texas




THE STATE OF TEXAS

COUNTY OF NUECES


Before me, the undersigned authority, on this day personally appeared Duane
S. Herbst, Secretary of Midcoast Energy Resources, Inc., a Nevada corporation, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity stated, and as the act and deed of said Corporation.

Given under my hand and seal of office this 13th day of May, 1998.



 /s/ Barbara Jordan
	Notary Public, the State of Texas